Exhibit 99.1

Item 6.	Selected Financial Data.

	Dollars in Millions (Except Per Common Share Data)
	2012	2011	2010	2009	2008
Net Sales (1)	$7,495	$7,170	$7,183	$7,297	$8,915
Operating profit (loss) (1)(2)(3)(4)(5)(6)$	302	$(215)	$(466)	$57	$133
Loss from continuing operations attributable to Masco Corporation (1)(2)(3)(4)(5)(6)	$(53)	$(394)	$(1,027)	$(145)	$(339)
Loss per common share from continuing operations:
Basic	$(.16)	$(1.14)	$(2.95)	$(.42)	$(.98)
Diluted	$(.16)	$(1.14)	$(2.95)	$(.42)	$(.98)
Dividends declared	$.30	$.30	$.30	$.30	$.93
Dividends paid	$.30	$.30	$.30	$.46	$.925
At December 31:
Total assets	$6,875	$7,297	$8,140	$9,175	$9,483
Long-term debt	3,422	3,222	4,032	3,604	3,915
Shareholders’ equity	534	742	1,582	2,817	2,981

(1)	Amounts exclude discontinued operations.
(2)	The year 2012 includes non-cash impairment charges for other intangible assets aggregating $27 million after tax ($42 million pre-tax).
(3)	The year 2011 includes non-cash impairment charges for goodwill and other intangible assets aggregating $291 million after tax ($450 million pre-tax).
(4)	The year 2010 includes non-cash impairment charges for goodwill and other intangible assets aggregating $586 million after tax ($698 million pre-tax). The year 2010 also includes a valuation allowance on U.S. deferred tax assets of $372 million.
(5)	The year 2009 includes non-cash impairment charges for goodwill aggregating $180 million after tax ($262 million pre-tax).
(6)	The year 2008 includes non-cash impairment charges for goodwill and other intangible assets aggregating $412 million after tax ($415 million pre-tax).

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